COUNSEL OPINION N-6

[On company letterhead]

November 1, 2021

Wilton Reassurance Life Company of New York

800 Westchester Avenue, Suite 641 North

Rye Brook, NY 10573

Re: Wilton Reassurance Life Company of New York

Registration Statement on Form N-6

Directors:

This opinion is furnished in connection with the filing of the Registration Statement on Form N-6 (“Registration Statement”) by Allstate Life of New York Variable Life Separate Account A (“Separate Account”). The Registration Statement covers an indefinite amount of interests under the variable portion of Individual Variable Universal Life Insurance Policies (“Policies”) offered by Wilton Reassurance Life Company of New York. Premiums paid under variable universal life insurance policies offered by Wilton Reassurance Life Company of New York may be allocated by Wilton Reassurance Life Company of New York to the Separate Account in accordance with the owners’ direction with reserves established by Wilton Reassurance Life Company of New York to support such Policies.

The Policies are designed to provide life insurance protection and are to be offered in a manner described in the Prospectus which is included in the Registration Statement.

The Policies will be sold only in jurisdictions authorizing such sales.

I have examined all such corporate records of Wilton Reassurance Life Company of New York and such other documents and laws as I consider appropriate as a basis for this opinion on the basis of such examination, it is my opinion that:

1. Wilton Reassurance Life Company of New York is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Separate Account is an account established and maintained by Wilton Reassurance Life Company of New York pursuant to the laws of the State of New York, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the Policies, credited to or charged against the Separate Account without regard to other income, gains or losses of Wilton Reassurance Life Company of New York.

3. Assets allocated to the Separate Account will be owned by Wilton Reassurance Life Company of New York. The Policies provide that the portion of the assets of the Separate Account equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business Wilton Reassurance Life Company of New York may conduct.

4. When issued and sold as described above, the Policies will be duly authorized and will constitute validly issued and binding obligations of Wilton Reassurance Life Company of New York in accordance with their terms.

COUNSEL OPINION N-6

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus supplement constituting part of the Registration Statement.

Yours truly,
/s/ Jaime Merritt
Jaime Merritt, Assistant Secretary